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                     August 24, 2023

       Tianshi (Stanley) Yang
       Chief Financial Officer
       TD Holdings, Inc.
       139, Xinzhou 11th Street , Futian District
       Shenzhen , Guangdong, PRC 518000

                                                        Re: TD Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 001-36055

       Dear Tianshi (Stanley) Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services